Exhibit 10.76
Advanced Micro Devices, Inc.
Executive Incentive Plan
(Amendment and Restatement Approved by the Board of Directors on February 12, 2016)
(Approved by the Stockholders on May 12, 2016)
(Amendment Approved by the Board of Directors on February 8, 2018)
(Amendment and Restatement Approved by the Board of Directors on August 21, 2019)
(Amendment and Restatement Approved by the Board of Directors on February 23, 2022)

1.    Purposes.
The purposes of the Advanced Micro Devices, Inc. (“AMD”) Executive Incentive Plan are to motivate the Company’s key employees to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward key employees for improving the Company’s financial performance, and help attract and retain key employees.
2.     Definitions.
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
A.    “Award” means, with respect to each Participant, any cash incentive payment made under the Plan for a Performance Period.
B.    “Code” means the Internal Revenue Code of 1986, as amended.
C.    “Committee” means the Compensation and Leadership Resources Committee of AMD’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof.
D.    “Company” means AMD and any corporation or other business entity of which AMD (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
E.    “Designated Beneficiary” means a beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts payable in respect of a Participant under the Plan in the event of the Participant’s death. If a Participant dies without an effective beneficiary designation, then amounts payable under the Plan in respect of such Participant shall be paid to the order of the Participant by (i) direct deposit to an account designated by the Participant for the deposit of the Participant’s regular payroll or (ii) check mailed to the Participant’s address on file with the Company.

F.    “Key Employee” means any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company.
G.    “Misconduct” means, as determined in the sole discretion of the Committee, a Participant’s: (a) violation of his or her obligations regarding confidentiality, or the protection of sensitive, confidential, or proprietary information and trade secrets; (b) act or omission resulting in Participant being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust; (c) engaging in conduct which constitutes a felony (or state law equivalent), or plea of guilty or nolo contendere with respect to a felony (or state law equivalent) under applicable law; (d) engaging in conduct that constitutes gross neglect; (e)  insubordination or refusal to implement directives of Participant’s manager; (f) chronic absenteeism other than an approved leave of absence per the Company’s policies; (g) failure to cooperate with any internal investigation of the Company; (h) violation of AMD’s Worldwide Standards of Business Conduct or commission any other act of misconduct, or violation of any state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); (i) material breach of the AMD Agreement, any Company policy, or any written agreement between Participant and the Company; (j) failure to substantially perform his or her job duties with the Company; or (k)  poor performance of his or her job duties.
H.    “Participant” means any Key Employee to whom an Award is granted under the Plan.
I.    “Performance Period” means any fiscal year of the Company or such other period as determined by the Committee.
J.    “Plan” means this Plan, which shall be known as the AMD Executive Incentive Plan.
3.    Administration.
A.    The Plan shall be administered by the Committee. The Committee shall have the authority to:
(i)    interpret and determine all questions of policy and expediency pertaining to the Plan;
(ii)    adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)    select Key Employees to receive Awards;
(iv)    determine the terms of Awards;
(v)    determine amounts subject to Awards (within the limits prescribed in the Plan);
(vi)    determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;
(vii)    grant waivers of Plan or Award conditions;
(viii)    accelerate the payment of Awards;
(ix)    correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;
(x)     take any and all other actions it deems necessary or advisable for the proper administration of the Plan;
(xi)    adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Key Employees to receive Awards; and
(xii)    amend the Plan at any time and from time to time.
B.     The Committee may delegate its authority to grant and administer Awards to a separate committee.
4.    Eligibility.
Only Key Employees as designated by the Committee are eligible to become Participants in the Plan. No person shall be automatically entitled to participate in the Plan.
5.    Performance Goals.
A.     The Committee shall set forth in writing objectively determinable performance goals (“Performance Goals”) applicable to a Participant for a Performance Period prior to the commencement of such Performance Period, provided, however, that such goals may be established after the start of the Performance Period.
B.     Each Performance Goal shall relate to one or more of the following criteria:
•Net income
•Operating income

•Earnings before interest and taxes
•Earnings before interest, taxes, depreciation and amortization
•Earnings per share
•Return on investment
•Return on capital
•Return on invested capital
•Return on capital compared to cost of capital
•Return on capital employed
•Return on equity
•Return on assets
•Return on net assets
•Total stockholder return
•Stockholder return
•Cash return on capitalization
•Revenue
•Revenue ratios (per employee or per customer)
•Stock price
•Market share
•Stockholder value
•Net cash flow
•Cash flow
•Cash flow from operations
•Cash balance
•Cash conversion cycle

•Cost reductions and cost ratios (per employee or per customer)
•New product releases
•Strategic positioning programs, including the achievement of specified milestones or the completion of specified projects
•Performance and/or potential of the individual Participant
•Workforce, diversity, inclusion, or other environmental, social or governance objectives
•Any other criteria as determined by the Committee in its sole discretion.
C.    A Performance Goal applicable to an Award may provide for a targeted level or levels of achievement measured on a GAAP or non-GAAP basis, as determined by the Committee. A Performance Goal also may (but is not required to) be based solely by reference to the performance of the individual, the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals applicable to an Award. Such adjustments may include one or more of the following: (a) items related to a change in accounting principle; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the applicable performance period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the applicable performance period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws;

(p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; or (s) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.
D.    The Committee shall establish in writing a bonus formula specifying the target level and/or other level(s) of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for an Award to be payable and shall, for each Participant, establish in writing a target (and/or other level(s)) Award payable under the Plan for the Performance Period upon attainment of the Performance Goals.
E.    In the event Performance Goals are based on more than one criterion, the Committee may determine to make Awards upon attainment of the Performance Goal relating to any one or more of such criteria, provided the Performance Goals, when established, are stated as alternatives to one another at the time the Performance Goal is established.
6.    Awards.
A.    During any fiscal year of the Company, no Participant shall receive an Award of more than $10,000,000.
B.    Except as provided Section 6.E., no Award shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the attainment of the Performance Goals. The Committee may in its sole discretion eliminate, reduce or increase an Award payable to a Participant pursuant to the applicable bonus formula.
C.    Unless otherwise directed by the Committee or as provided in Section 6.E., each Award shall be paid on the March 15 immediately following the end of the Performance Period to which such Award relates.
D.    The payment of an Award requires that the Participant be on the Company’s payroll as of the date of payment of the Award; provided, however, that if the Participant’s employment ends prior to the date of payment of the Award other than due to such Participant’s death or involuntary employment termination for Misconduct, the Committee, in its sole discretion, may pay an Award to the Participant for the portion of the Performance Period that the Participant was employed by the Company, computed as determined by the Committee. For added clarity, unless applicable legislation mandates otherwise, no notice period, whether given by a Participant as notice of resignation or given by the Company (or which a court or tribunal determines ought to have been given by the

Company) as notice of termination shall operate to extend a Participant’s eligibility to participate in the Plan or to receive payment of any Award (partial, pro-rated or otherwise), even if a Participant’s employment is involuntarily terminated for any reason other than for Misconduct, unless the Committee decides otherwise. The payment to a Participant of any portion of his or her Award pursuant to this Section 6.D. may, in the sole discretion of the Committee, be conditioned on the Participant’s timely execution and non-revocation of a written release in such form as may be determined by the Committee in its sole discretion.
E.    Notwithstanding anything in the Plan to the contrary, (i) if a Participant dies on or after January 1 of a calendar year and on or before the last day of the Performance Period that ends in such calendar year, the Company shall pay to the Participant’s Designated Beneficiary the lump sum cash amount equal to the Participant’s target Award amount for such Performance Period, prorated based on the number of days that have elapsed during such calendar year through the date of the Participant’s death, and (ii) if a Participant dies after the end of a Performance Period, but before receiving payment of his or her Award for such Performance Period, the Company shall pay to the Participant’s Designated Beneficiary the lump sum cash amount equal to the target Award amount for such Performance Period. Any amount payable under this Section 6.E. shall be paid on or before the date that is the later of (i) December 31 of the calendar year in which the Participant dies or (ii) ninety (90) days following the Participant’s death.
F.    The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.
G.    At the discretion of the Committee, payment of an Award or any portion thereof may be deferred under a nonqualified deferred compensation plan maintained by the Committee until a time established by the Committee and in accordance with the terms of such plan.
H.    If a Participant is determined by the Committee, in its discretion, to have committed Misconduct, then, unless otherwise provided in the Participant’s employment or other written agreement between the Participant and the Company that expressly refers to the Plan, the Participant shall immediately and irrevocably forfeit his or her right to receive any payments under the Plan.

7.     General.
A.    Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.
B.    Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Key Employee or other individual the right to be selected as a Participant or to be granted an Award.
C.    The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.
D.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
E.    The Board may amend or terminate the Plan at any time and for any reason.